Consent of Counsel


Phillips McFall McCaffrey McVay & Murrah, P.C. hereby consents to the use of its name under the heading "Legal Matters" in the Prospectus constituting a part of the Form SB-2 Registration Statement of Catalog.com, Inc. ("Catalog.com") for the registration of 1,000,000 shares of Catalog.com common stock (1,150,000 assuming the exercise in full of the overallotment option), and further consents to the filing of its opinion of counsel as an exhibit to such Registration Statement.


                                                     Phillips McFall McCaffrey
                                                           McVay & Murrah, P.C.



Oklahoma City, Oklahoma
May 26, 2000